Exhibit 99.1

***FOR IMMEDIATE RELEASE***

INVESTOR CONTACT:

Paul Arndt, Corporate Communications Manager

parndt@neopharm.com

847-775-4598

MEDIA CONTACT:

Geoff Curtis, WeissComm Partners

gcurtis@weisscommpartners.com

312-550-8138

NEOPHARM REPORTS THIRD-QUARTER 2006 FINANCIAL RESULTS AND ACCOMPLISHMENTS

•                  2006 third-quarter net loss reduced 24% to $8.0 million vs. prior year quarter

•                  Third-quarter cash use reduced 35% to $5.4 million vs. prior year quarter

•                  Company reduces full-year 2006 expense guidance

WAUKEGAN, Illinois — November 9, 2006 — NEOPHARM, Inc. (Nasdaq: NEOL), today announced third-quarter 2006 financial results and accomplishments and provided updated full-year 2006 financial guidance.

For the third quarter ended September 30, 2006, NEOPHARM reported a net loss of $8.0 million, or $0.29 per basic and diluted share, as compared to $10.5 million, or $0.45 per share, for the same period in 2005. This represents a $2.5 million, or 24%, reduction year-over-year.  Net cash used in the 2006 third quarter was $5.4 million compared to $8.2 million in the prior year quarter and $9.2 million in the second-quarter of 2006, a 35% reduction year-over-year.  The reduced third-quarter 2006 net loss resulted primarily from recent cost rationalization initiatives, the late 2005 completion of enrollment in the CINTREDEKIN BESUDOTOX Phase III PRECISE trial and the timing of manufacturing activities partially offset by $0.7 million in charges related to the recent rationalization and facility consolidation efforts.

The net loss for the nine months ended September 30, 2006 was $25.5 million, or $0.92 per basic and diluted share, down from $29.1 million, or $1.23 per share, in the prior year period. The current year period included $1.7 million in costs resulting from recent rationalization and facility consolidation efforts while the prior year period included a $2.5 million benefit resulting from receipt of a note receivable previously deemed impaired.

As of September 30, 2006, the Company had cash and short-term investments on hand of $45.2 million as compared to $50.6 million as of June 30, 2006.

“We are pleased with our third-quarter results and the progress made in the quarter,” said Guillermo A. Herrera, President and CEO, NEOPHARM. “We continue to execute on our corporate strategy by focusing on core technologies, advancing our product portfolio, and maintaining strong fiscal discipline as we transition to a fully integrated biotechnology company.  We intend to vigorously pursue our preparation for a possible BLA filing, manufacturing, reimbursement and marketing activities over the next few months in anticipation of results from the Phase III PRECISE trial for CINTREDEKIN BESUDOTOX, our lead drug product candidate targeting glioblastoma multiforme.”

Full-Year 2006 Outlook

The Company currently projects a net loss for full-year 2006 in a range around $35 million, or approximately $1.25 per share. The Company estimates that the 2006 projected net loss will result in cash used in operations of less than $34 million with cash and short-term investments on hand at December 31, 2006 projected to approximate $35 million. These projections reflect both the ongoing benefit of recent cost initiatives and the Company’s anticipation of increased fourth quarter 2006 spending for activities around BLA preparation and commercial and clinical development activities. NEOPHARM believes that cash and short-term investments on hand at September 30, 2006 are sufficient to fund the Company’s activities into 2008 at currently projected levels of activity.

Recent Corporate Accomplishments

Recent achievements include:

•                  Presentation of updated Phase I/II Data on CINTREDEKIN BESUDOTOX, in which the median survival for patients with optimal catheter placement increased to 55.6 weeks, at the annual meeting of the European Organization of Neuro-Oncologists;

•                  Assignment of unique CPT and ICD-9 procedure codes by the American Medical Association and Centers for Medicare and Medicaid Services, respectively, for Convection Enhanced Delivery, or CED, catheter implantation, a novel drug delivery technique used to administer CINTREDEKIN BESUDOTOX directly into the brain;

•                  The addition of Ron Pauli, formerly interim CFO and controller at Abraxis BioScience, as the Company’s Executive VP and Chief Financial Officer;

•                  Hosted NEOPHARM’s first ever analyst and investor event in New York on September 20th;

•                  Held inaugural Tumor-Targeting and NeoLipid® technology Scientific Advisory Board meetings with key scientific, clinical and regulatory thought leaders, and;

•                  We continued the implementation of a talent upgrade program, with new executives added in the areas of Human Resources, Quality Assurance and Business Development.

Conference Call

NEOPHARM will host a conference call to discuss these financial results on:

Thursday, November 9, 2006 @ 11:00 a.m. Eastern/8:00 a.m. Pacific

Domestic:	866-356-3095, passcode 98212722
International:	617-597-5931, passcode 98212722
Webcast and replays:	www.neopharm.com

Audio replays will be available through November 16, 2006.

Domestic:	888-286-8010, passcode 46178214
International:	617-801-6888, passcode 46178214

NEOPHARM’s Commitment to Oncology

NEOPHARM employees share a common goal: bringing hope to cancer patients and their families through the research and development of new cancer drugs and therapies. The Company’s oncology portfolio is built on two novel, proprietary platforms: a tumor-targeting platform, and the NeoLipid® Liposomal Drug Delivery platform. Through its research and clinical studies, as well as its work with physicians, scientists, and advocacy groups, NEOPHARM is helping to enhance the lives of cancer patients.

About NEOPHARM, Inc.

NEOPHARM, Inc., based in Waukegan, Illinois, is a publicly traded biopharmaceutical company dedicated to the research, development and commercialization of new and innovative cancer drugs for therapeutic applications.  Additional information, including ongoing clinical trials, can be obtained by visiting NEOPHARM’s Web site at www.neopharm.com.

Forward Looking Statements — This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “evidences” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include, but are not limited to, any statements relating to the Company’s drug development program, including, the Company’s ability to make a BLA submission,  the initiation, progress and outcomes of clinical trials of the Company’s drug product candidates, including, but not limited to, the PRECISE trial, projections regarding cash used in operations, financial projections, and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in financing, development, testing, regulatory approval, production, and marketing of the Company’s drug and non-drug compounds including, but not limited to the Company’s ability to develop a program for commercializing CINTREDEKIN BESUDOTOX and the liposomal technology drug product candidates, uncertainty regarding the outcomes of ongoing or proposed FDA studies, uncertainty regarding the availability of third party production capacity, the Company’s financial guidance and projections, the Company’s ability to cut back on its funding of certain of its development projects in order to conserve its cash resources, the ability of the Company to procure additional future sources of financing, unexpected adverse side effects or inadequate therapeutic efficacy of the Company’s drug and non-drug compounds, including, but not limited to, CINTREDEKIN BESUDOTOX and the liposomal technology drug product candidates,   that could slow or prevent products coming to market, uncertainty regarding the Company’s ability to market its drug and non-drug products, including, but not limited to, CINTREDEKIN BESUDOTOX and the liposomal technology drug product candidates, directly or through independent distributors, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including its annual reports on Form 10-K and quarterly reports on Forms 10-Q. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release, and in the Company’s most recent quarterly report on Form 10-Q. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.

NeoPharm, Inc

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005

Collaboration revenue	$—	$—	$—	$500,000
Product revenue	1,000	9,000	11,000	35,000
Total revenue	1,000	9,000	11,000	535,000

Expenses:
Cost of product revenue	—	1,000	1,000	2,000
Research and development	4,319,000	8,538,000	16,200,000	24,573,000
Selling, general, and administrative	3,702,000	2,388,000	10,808,000	8,673,000
Change in fair value of derivative financial instruments	(98,000)	—	(1,269,000)	—
2006 Reorganization costs	721,000	—	1,726,000	—
Recovery of note receivable	—	—	—	(2,500,000)
Total expenses	8,644,000	10,927,000	27,466,000	30,748,000
Loss from operations	(8,643,000)	(10,918,000)	(27,455,000)	(30,213,000)

Interest income, net	639,000	385,000	1,981,000	1,158,000
Net loss	$(8,004,000)	$(10,533,000)	$(25,474,000)	$(29,055,000)
Net loss per share —
Basic and diluted	$(0.29)	$(0.45)	$(0.92)	$(1.23)
Weighted average shares outstanding —
Basic and diluted	27,934,702	23,640,393	27,685,928	23,557,757

Balance Sheet Data:

(Unaudited)

	September 30, 2006	December 31, 2005
Cash, cash equivalents and short-term investments	$45,230,000	$30,262,000
Total assets	$47,788,000	$33,370,000
Current liabilities	$9,193,000	$9,389,000
Accumulated deficit	$(253,499,000)	$(228,025,000)
Total stockholders’ equity	$36,063,000	$21,945,000